Exhibit 99.1

FOR IMMEDIATE RELEASE

Appliance Recycling Centers of America Reports
Third Quarter Operating Results

Minneapolis, MN—November 3, 2014—Appliance Recycling Centers of America, Inc. (NASDAQ: ARCI), a leading provider of appliance retailing and recycling services, today reported its operating results for the third quarter ended September 27, 2014.
Revenues for the third quarter of 2014 were $33.6 million, up $0.1 million compared with the same period in 2013. Operating income in the third quarter was $1.1 million, a $0.7 million decline from the same period of 2013. Net earnings for the third quarter of 2014 were $0.6 million, or $0.09 per diluted share, compared with $1.1 million, or $0.20 per diluted share, reported in the third quarter of 2013. In the third quarter of 2013, the company’s net earnings per diluted share benefitted by $0.10 from reducing its income tax expense by utilizing net operating losses with a corresponding valuation allowance that was not repeated in same period of 2014. In the third quarter of 2014, the company reported an effective tax rate of 40% compared with 15% in the same quarter of 2013.
For the nine months ended September 27, 2014, total revenues increased 4% to $100.3 million, compared with revenues of $96.2 million for the same period in the prior year. Year-to-date operating income this year is $4.4 million, which is $0.9 million ahead of last year. The company reported net income for the nine months ended September 27, 2014, of $2.1 million, or $0.37 per diluted share, compared with $2.1 million, or $0.36 per diluted share, for the same period in the prior year. Prior-year results were favorably affected by utilization of tax net operating losses.
“While year-to-date results are encouraging, with sales topping $100 million and operating income running $900,000 better than last year, results for the third quarter fell short of our expectations,” said Mark Eisenschenk, president and chief executive officer of ARCA, Inc.
Continuing, Mr. Eisenschenk said, “Performance at ApplianceSmart was impacted by both a $300,000 sales decline and $200,000 in margin compression. Also during the quarter, operating income at ARCA Advanced Processing (AAP) was $300,000 below last year as a result of a decline in non-ferrous scrap metal revenues, increased inbound freight, and additional labor costs. However, our appliance replacement business, which is a component of our recycling division, continued to have a steady, favorable impact on our results.”
Mr. Eisenschenk added, “Our focus is growing sales across the company. We just signed two new utility recycling contracts that should begin to generate revenue in 2015. We’re pursuing additional appliance replacement business and working on initiatives to better target and serve retail appliance customers.”

-more-

He concluded by saying, “We’re also working on ways to decrease overhead, including reducing the size of our retail stores and aggressively managing third-party call center costs. And we’re committed to improving operational efficiencies throughout the company.”
Recycling
The recycling division grew the combination of its appliance recycling fees and appliance replacement revenues by $0.4 million to $12.2 million in the third quarter of 2014. Appliance replacement revenues increased $0.6 million, while appliance recycling fees declined $0.2 million. The company’s recycling-only program volumes decreased by 4% due mainly to the cancellation of two contracts by the utilities supporting the programs.
Sales Tax Matter
As stated in the company’s second quarter press release in August, the California Board of Equalization is conducting a sales and use tax examination covering the company’s appliance replacement sales in California during 2011-2013. The company did not accrue or pay sales taxes relating to this matter for the three-year period under examination or thereafter. It is possible that this Board will assess taxes, penalties and interest in an amount material to the company’s financial position and results of operations. This situation has changed little since August; the company will issue updates when appropriate.
Byproducts
The company’s byproduct revenues, excluding the AAP joint venture in Philadelphia, grew $0.1 million to $1.8 million, compared with the third quarter of 2013. The increase is principally a function of higher scrap prices for certain materials.
Revenues from AAP are reported in byproduct revenues. Such revenues declined $0.1 million to $2.9 million, compared with $3.0 million in the third quarter of 2013. AAP’s gross margin declined to 18.6%, compared with 27.0% in the same period of 2013, as a result of reduced revenue from high-margin non-ferrous scrap metal, increased freight costs related to incoming appliances, and higher labor costs to install equipment and to meet the demands of sales promotions under its major recycling contract. AAP’s operating income for the third quarter declined by $300,000 compared with the same period of 2013.
Retail Appliances
ApplianceSmart, Inc., the company’s retail division, posted sales of $16.7 million for the third quarter, a decrease of $0.3 million, or 2%, compared with the same period of 2013. For the third quarter of 2014, ApplianceSmart reported an operating loss of $595,000, compared with a $164,000 loss in the same period of the prior year. The higher operating loss is the result of the sales decline and margin compression.
Liquidity and Capital Resources
Cash and cash equivalents were $2.9 million as of September 27, 2014, compared with $1.9 million as of December 28, 2013. As of September 27, 2014, the company had excess available borrowing capacity under its revolving line of credit of $6.5 million compared with $4.0 million as of December 28, 2013. Net working capital increased $3.2 million to $13.8 million as of September 27, 2014, compared with $10.6 million as of December 28, 2013.

Conference Call Information
In conjunction with this release, Appliance Recycling Centers of America, Inc. will host a conference call tomorrow, November 4, 2014, at 10:00 a.m. CST. To participate in the conference call, please dial the following number ten minutes prior to the

-more-

scheduled time: 800-919-8031. A replay of the conference call will be available on the company’s website, www.ARCAInc.com, approximately 24 to 48 hours after the completion of the call.

About ARCA
ARCA's three business components are uniquely positioned in the industry to work together to provide a full array of appliance-related services. ARCA Advanced Processing, LLC employs advanced technology to refine traditional appliance recycling techniques to achieve optimal revenue-generating and environmental benefits. ARCA is also the exclusive North American distributor for UNTHA Recycling Technology (URT), one of the world’s leading manufacturers of technologically advanced refrigerator recycling systems and recycling facilities for electrical household appliances and electronic scrap. ARCA's regional centers process appliances at end of life to remove environmentally damaging substances and produce material byproducts for recycling for utilities in the U.S. and Canada. Eighteen company-owned stores under the name ApplianceSmart, Inc.® sell new appliances directly to consumers and provide affordable ENERGY STAR® options for energy efficiency appliance replacement programs.
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995, including statements regarding ARCA’s future success. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, competition in the retail and recycling industries and regulatory risks. Other factors that could cause operating and financial results to differ are described in ARCA’s periodic reports filed with the Securities and Exchange Commission. Other risks may be detailed from time to time in reports to be filed with the SEC.

FOR MORE INFORMATION, CONTACT:
MARK EISENSCHENK, CEO
(952) 930-9000

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 27, 2014	December 28, 2013
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,883	$1,948
Accounts receivable, net of allowance of $58 and $27, respectively	11,681	12,278
Inventories, net of reserves of $280 and $175, respectively	16,520	16,654
Income taxes receivable	107	82
Other current assets	1,368	622
Deferred income tax assets	523	523
Total current assets	33,082	32,107
Property and equipment, net	11,485	11,424
Restricted cash	—	500
Other assets	791	927
Deferred income tax assets	20	21
Total assets (a)	$45,378	$44,979

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,765	$5,880
Accrued expenses	3,939	4,806
Line of credit	7,584	9,661
Current maturities of long-term obligations	1,154	1,131
Income taxes payable	145	—
Total current liabilities	19,587	21,478
Long-term obligations, less current maturities	5,357	5,447
Deferred income tax liabilities	1,092	1,092
Total liabilities (a)	26,036	28,017

Commitments and contingencies	—	—

Shareholders' equity:
Common Stock, no par value; 10,000 shares authorized; issued and outstanding: 5,788 shares and 5,571 shares, respectively	21,132	20,846
Accumulated deficit	(3,212)	(5,331)
Accumulated other comprehensive loss	(567)	(464)
Total shareholders' equity	17,353	15,051
Noncontrolling interest	1,989	1,911
	19,342	16,962
Total liabilities and shareholders' equity	$45,378	$44,979

(a) Assets of ARCA Advanced Processing, LLC (AAP), ARCA's consolidated variable interest entity (VIE), that can only be used to settle obligations of AAP were $10,052 and $9,949 as of September 27, 2014 and December 28, 2013, respectively. Liabilities of AAP for which creditors do not have recourse to the general credit of Appliance Recycling Centers of America, Inc. were $2,248 and $1,874 as of September 27, 2014 and December 28, 2013, respectively.

-more-

APPLIANCE RECYCLING CENTERS OF AMERICA, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 27, 2014	September 28, 2013	September 27, 2014	September 28, 2013
Revenues:
Retail	$16,712	$17,018	$50,774	$52,878
Recycling	12,238	11,823	35,845	30,383
Byproduct	4,682	4,697	13,716	12,974
Total revenues	33,632	33,538	100,335	96,235

Costs of revenues	24,937	24,445	73,691	70,737
Gross profit	8,695	9,093	26,644	25,498
Selling, general and administrative expenses	7,612	7,291	22,283	22,071
Operating income	1,083	1,802	4,361	3,427

Other income (expense):
Interest expense, net	(194)	(320)	(640)	(925)
Other income (expense), net	(67)	7	(55)	(13)
Income before income taxes and noncontrolling interest	822	1,489	3,666	2,489
Provision for income taxes	317	227	1,469	372
Net income	505	1,262	2,197	2,117
Net loss (income) attributable to noncontrolling interest	51	(128)	(78)	(31)
Net income attributable to controlling interest	$556	$1,134	$2,119	$2,086

Income per common share:
Basic	$0.10	$0.20	$0.38	$0.38
Diluted	$0.09	$0.20	$0.37	$0.36

Weighted average common shares outstanding:
Basic	5,749	5,564	5,635	5,559
Diluted	5,869	5,777	5,747	5,723

Net income	$505	$1,262	$2,197	$2,117
Other comprehensive income (loss), net of tax:
Effect of foreign currency translation adjustments	(92)	40	(103)	(96)
Total other comprehensive income (loss), net of tax	(92)	40	(103)	(96)
Comprehensive income	413	1,302	2,094	2,021
Comprehensive loss (income) attributable to noncontrolling interest	51	(128)	(78)	(31)
Comprehensive income attributable to controlling interest	$464	$1,174	$2,016	$1,990

###